                                                                 EXHIBIT 10.36

                               [LOGO OF NOOSH]

January 3, 2000

Timothy J. Moore
206 Galli Drive
Los Altos, CA 94022

Dear Tim,

NOOSH, Inc. (the "Company") is pleased to offer you the position of Vice President, Strategic Alliances, and General Counsel, reporting to Noosh's CEO. Your starting monthly salary will be $12,500, less payroll deductions and all required withholding. You will also be entitled to receive a bonus payment of $25,000 as of the end of each calendar quarter during the term of your employment, subject to the CEO's reasonable determination that you have worked diligently during such quarter on behalf of the Company.

It will further be recommended to the Board of Directors that you be granted a stock option to purchase 285,000 shares of Common Stock under NOOSH's Employee Stock Option Plan. Your option will be immediately exercisable in full through delivery of a promissory note pursuant to the option plan, and will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee. Under the vesting schedule, your shares under your initial option would vest at the rate of 25% upon completion of the first year of employment following your start date, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. Also, you will be eligible to receive additional grants of options under NOOSH's Employee Stock Option Plan at least annually in amounts to be determined by the Board based on your performance. Notwithstanding the above, however, all of the shares subject to your options will vest automatically upon the consummation of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation in which the stockholders of the Company immediately before the transaction do not own, directly or indirectly, a majority of the Company or the surviving entity immediately following the transaction. Also, if your employment with the Company is terminated by the Company without "cause" (as defined below), (i) you will be deemed to have completed six (6) additional months of continuous employment solely for the purpose of calculating the percentage of shares subject to your options which are vested and (ii) if such a termination occurs during the first year of your employment, the shares subject to your initial option will be deemed to vest at the rate of 2.0833% for each month of continuous employment following your start date. The exercise price of your stock options will not be fixed until the date of grant by the Board of Directors. We expect that the grant of the initial option will occur promptly, and as early as today. The exercise price for your options would be set equal to the fair market value of NOOSH's stock on the grant date.

                                     1.

NOOSH also offers a benefits package, including medical insurance coverage, two weeks of vacation annually, and sick leave and paid holidays as specified by Company policy for all employees.

Your employment with NOOSH is for no specified term and is "at will," and may be terminated by you or NOOSH at any time, with or without cause or advance notice. However, if the Company terminates your employment without cause, then, during the six month period following the termination date, you will be entitled to receive (i) continued payments on the Company's standard payroll dates at the rate of $20,833 per month, net of withholding, and (ii) reimbursement of COBRA payments required to continue your personal medical insurance coverage during such six month period. You shall not be entitled to any such benefits if your employment is terminated by the Company for cause or by you voluntarily. For these purposes, "cause" will be defined to mean (i) your violation of any material provision of the Inventions Agreement (as defined below), (ii) any act of theft or dishonesty or (iii) any immoral or illegal act which has a detrimental effect on the business or reputation of the Company or its affiliates. You agree that the benefits stated in this paragraph shall be your sole and exclusive remedy for any damages or injury arising out of or related to any termination of your employment by the Company.

This offer letter, the Company's standard agreement relating to proprietary rights between you and NOOSH (the "Inventions Agreement"), and the form of option agreements between you and NOOSH (relating to your option grants described above), will set forth the terms of your employment with the Company. This letter also supersedes any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory reference check information, and proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement signed by the Company and you.

Tim, NOOSH is an exciting, dynamic, and growing company. We believe this position will provide you with an excellent opportunity for professional growth in a very unique culture. NOOSH feels the single most important factor in our success will be our people. We are pleased to extend this offer to join our company, and confident that the skills and background you bring to this position will be instrumental to NOOSH'S success.

                                     2.

Please review this offer letter, keep a copy of this document and return the signed original offer letter to me today. As we've discussed, we look forward to your joining our team on a half-time basis as of January 17, 1999 (your "start date") and as a full-time employee within some weeks thereafter.

Sincerely,

/s/ Ofer Ben-Shachar
--------------------
Ofer Ben-Shachar
President and CEO
NOOSH, INC.



---------------------------------------------------------------
I agree to and accept this offer of employment with NOOSH, Inc.

/s/ Timothy J. Moore
--------------------          ------------------------
Timothy J. Moore                   Start Date

                                     3.